CoinShares ETF Trust 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of CoinShares Bitcoin Mining and Digital Power ETF (formerly, CoinShares Bitcoin Mining ETF), a series of CoinShares ETF Trust (formerly, Valkyrie ETF Trust II), which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Fund Service Providers” and “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
August 17, 2026